Exhibit 99.1

Contact:                                                   John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 24, 2011)  —  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 25, 2010 of $10,329,000 or $1.98 per share diluted, compared to net income of $5,849,000 or $1.10 per share diluted, in 2009.  The fourth quarter 2010 net income was $3,119,200 or $.60 per share diluted, compared to net income of $1,460,500, or $.28 per share diluted, for the same period last year.  Revenues for the year ended December 25, 2010 were $41,203,600, up from $37,296,000 in 2009.

John Morgan, Chairman and Chief Executive Officer, stated “Our franchise business continued to grow from both store sales and opening additional stores.  Our leasing business increased its profitability year over year and added new customers acceptable for the current economic environment. We continue to be optimistic about the future of our business model.”

Winmark Corporation creates, supports and finances business.  At December 25, 2010, there were 903 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round® and there were 15 territories in operation under the Wirth Business Credit® brand.  An additional 34 retail franchises have been awarded but are not open.  In addition, at December 25, 2010, the Company had loans and leases equal to $32.7 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

	December 25, 2010 (unaudited)	December 26, 2009 (audited)

ASSETS
Current Assets:
Cash and cash equivalents	$2,257,100	$9,490,800
Marketable securities	161,000	1,274,000
Current investments	—	2,000,000
Receivables, less allowance for doubtful accounts of $17,000 and $35,700	1,841,300	1,761,100
Net investment in leases - current	13,856,700	17,575,900
Income tax receivable	294,700	—
Inventories	85,900	111,400
Prepaid expenses	382,600	398,800
Total current assets	18,879,300	32,612,000
Net investment in leases - long term	16,802,500	19,423,700
Long-term investments	3,973,800	2,232,900
Property and equipment, net	1,785,900	1,843,500
Other assets	680,500	692,400
	$42,122,000	$56,804,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current line of credit	$8,800,000	$3,983,100
Current renewable unsecured subordinated notes	—	9,166,900
Accounts payable	1,274,200	1,415,200
Income tax payable	—	183,500
Accrued liabilities	1,513,600	1,794,100
Current discounted lease rentals	530,400	972,600
Current rents received in advance	291,800	294,400
Current deferred revenue	1,041,700	1,188,800
Deferred income taxes	1,832,500	1,057,700
Total current liabilities	15,284,200	20,056,300
Long-term line of credit	—	5,298,900
Long-term renewable unsecured subordinated notes	—	12,058,700
Long-term discounted lease rentals	26,500	507,600
Long-term rents received in advance	696,900	1,332,000
Long-term deferred revenue	767,600	709,500
Other long-term liabilities	1,678,000	1,298,400
Deferred income taxes	655,800	214,400
Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,020,739 and 5,125,025 shares issued and outstanding	513,700	—
Other comprehensive income	—	9,600
Retained earnings	22,499,300	15,319,100
Total shareholders’ equity	23,013,000	15,328,700
	$42,122,000	$56,804,500

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

	Quarter Ended		Fiscal Year Ended
	December 25, 2010 (unaudited)	December 26, 2009 (audited)	December 25, 2010 (unaudited)	December 26, 2009 (audited)
REVENUE:
Royalties	$6,727,500	$5,969,600	$26,489,300	$23,616,200
Leasing income	2,606,000	2,420,500	9,896,300	9,536,900
Merchandise sales	335,600	488,200	2,344,800	2,386,700
Franchise fees	480,800	268,300	1,366,400	1,072,900
Other	324,500	236,500	1,106,800	683,300
Total revenue	10,474,400	9,383,100	41,203,600	37,296,000
COST OF MERCHANDISE SOLD	319,300	473,500	2,231,100	2,290,200
LEASING EXPENSE	250,000	544,900	1,624,200	2,288,200
PROVISION FOR CREDIT LOSSES	46,600	918,000	189,000	2,795,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,527,000	4,761,800	18,620,300	19,141,700
Income from operations	5,331,500	2,684,900	18,539,000	10,780,400
GAIN (LOSS) FROM EQUITY INVESTMENTS	63,300	(39,100)	(259,100)	(100,500)
INTEREST EXPENSE	(55,000)	(299,200)	(980,200)	(1,309,000)
INTEREST AND OTHER (LOSS) INCOME	(119,000)	107,900	257,800	459,300
Income before income taxes	5,220,800	2,454,500	17,557,500	9,830,200
PROVISION FOR INCOME TAXES	(2,101,600)	(994,000)	(7,228,500)	(3,981,200)
NET INCOME	$3,119,200	$1,460,500	$10,329,000	$5,849,000
EARNINGS PER SHARE - BASIC	$.62	$.28	$2.05	$1.10
EARNINGS PER SHARE - DILUTED	$.60	$.28	$1.98	$1.10
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	5,013,772	5,205,082	5,044,995	5,303,177
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	5,231,581	5,278,875	5,210,614	5,337,668